                                                              Exhibit 99.(d)(24)

                                  AMENDMENT ONE
                            TO SUBADVISORY AGREEMENT

The Subadvisory Agreement, and Schedule A of the Subadvisory Agreement, between RiverSource Investments, LLC ("RiverSource Investments") and Federated MDTA LLC ("Subadviser") dated July 14, 2006, are amended as follows:

Agreement

All references to the "Fund" in the Agreement shall be, and hereby are, amended to be references to the "Fund(s)", and as applicable shall mean those "Fund(s)" identified on Schedule A (as amended).

Schedule A

Schedule A is amended to read as follows:

     Compensation pursuant to Paragraph 4 of the Subadvisory Agreement shall be calculated in accordance with the following schedule, with respect to assets that are subject to the Subadviser's investment discretion in the following funds:

               For the combined assets of:

          - RiverSource Partners Small Cap Growth Fund, a series of RiverSource Strategy Series, Inc. (agreement between the Fund and RiverSource Investments dated April 10, 2008, and

          - RiverSource Partners Small Cap Value Fund, a series of RiverSource Managers Series, Inc. (agreement between the Fund and RiverSource Investments dated April 10, 2008), effective June 6, 2008.

Average Daily Net Assets*    Rate
-------------------------   -----
First $75 million           60 bp
Next $50 million            55 bp
Over $125 million           50 bp

----------
* Applies to average daily net assets that are subject to the Subadviser's investment discretion.

In witness whereof, the parties have caused this Amendment to be executed by their officers designated below as of this 10th day of April, 2008.

RIVERSOURCE INVESTMENTS, LLC            FEDERATED MDTA LLC


By: /s/ William F. Truscott             By: /s/ John B. Fisher
    --------------------------------        ------------------------------------
    Signature                               Signature
Name: William F. Truscott               Name: John B. Fisher
      Printed                                 Printed
Title: President, Chairman              Title: President and
       and Chief Investment Officer            Chief Investment Officer
       Printed                                 Printed